Confidential treatment has been requested with respect to portions of this agreement as indicated by “[***]” and such confidential portions have been deleted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

MANUFACTURING SERVICE AGREEMENT

This Manufacturing Services Agreement (“Agreement”) is made and entered into as of December 3, 2018 (the “Effective Date”) by and between Johnson Matthey Pharmaceutical Materials, Inc. d/b/a Johnson Matthey Pharma Services, a Delaware corporation having a place of business at 25 Patton Road, Devens, MA 08066 (“JMPS”), and Immunomedics, Inc., a Delaware corporation, having a place of business at 300 The American Road, Morris Plains, New Jersey 07950 (“Client”). JMPS and Client may be referred to herein individually as a “Party” and collectively as the “Parties”.

WITNESSETH:

WHEREAS JMPS and/or its Affiliates possess facilities for the large-scale production of active pharmaceutical ingredients and has expertise and know-how in process development, scale up and production of active pharmaceutical ingredients; and

WHEREAS, Client desires to engage the services of JMPS to manufacture and supply, and JMPS desires to undertake the manufacture and supply of, certain intermediate materials on the terms and conditions set forth below for use in Client’s Finished Products (as defined below) to be manufactured and marketed in the territories listed on Schedule 5 attached hereto (as such Schedule may be amended from time to time by mutual written agreement) (the “Territories”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties agree as follows:

1.	DEFINITIONS
For purposes of this Agreement, the following terms and phrases shall have the respective meanings set out below:

1.1    “Affiliate” means, in relation to any Party, any other entity which, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Party. For the purposes of the preceding sentence, “control” shall mean possession, directly or indirectly, of (i) at least fifty percent (50%) of the issued share capital or profit interests, or (ii) the power to direct or cause the direction of management or policies.

1.2    “Agreement” means this Manufacturing Service Agreement and the attached Schedules, including any amendments agreed upon.

1.3    “Arising Intellectual Property Rights” means any Intellectual Property Rights (as defined below) that are developed by either Party as a result of this Agreement.

1.4    “Authority” means the United States Food and Drug Administration or any equivalent government regulatory authority of a country in the Territories responsible for granting approvals for the Manufacturing, use, marketing, sale, pricing and/or other disposition of the Intermediate Material.

1.5    “Batch” means the resulting yield of Intermediate Material that is intended to be of uniform character and quality and is produced during the same cycle of Manufacture as defined by the applicable Batch record. The targeted yield for each Batch shall be a minimum of 600 grams.

1.6    “Certificate of Analysis” means a document, signed by an authorized representative of JMPS, (i) describing Specifications for, and testing methods applied to each Batch of the Intermediate Material and the results thereof, (ii) certifying the Intermediate Material’s compliance with the Specifications, and (iii) any other documentation required under the Quality Agreement.

1.1    “cGMP” means the current good manufacturing practices applicable to the Manufacture of the Intermediate Material pursuant to applicable laws, regulations and current version of ICH Q 7 Guideline, issued by the Authority, as amended from time to time.

1.1     “Client Background Technology” means Intellectual Property Rights of Client and its Affiliates (i) existing prior to the Effective Date, or (ii) developed or obtained or acquired by or on behalf of Client or its Affiliates independent of this Agreement and without reference to Confidential Information of JMPS.

1.2    “Confidential Information” shall mean all information and data relating to a Party, whether disclosed or provided in visual, oral, written, electronic and/or any other tangible form, which may include, but is not limited to, technical data, trade secrets, know-how, intellectual property or other materials or information relating to or embedded in, research, product plans, products, samples, specifications, service plans, services, customer lists, customers, markets, software, developments, inventions, processes, formulas, chemical applications, laboratory instruments, laboratory methods of analysis, interpretation of lab results, techniques, technology, manufacturing methods, designs, drawings, engineering, marketing, distribution and sales methods and systems, sales and profit figures, finances and other business information, and all analyses, compilations, studies or other materials prepared by the other Party containing or based in whole or in part upon such information. For clarity, “Confidential Information” shall also include information relating to (i) the Client Background Technology, Intermediate Material and any samples thereof, in the case of Client, and (ii) the Specifications and JMPS Background Technology in the case of JMPS.

1.3    “Contract Year” shall be that period of time beginning with the Effective Date and extending for a period of twelve months thereafter; contract years representing successive twelve month periods of time.

1.4     “Critical Control Parameters” means those specific operating parameters (and validated control ranges for each operating parameter) that define the controlled processing and work-up of the Intermediate Material allowing for a high confidence level of in-specification quality manufacture.

1.5    “Designated Contact” means the persons designated by the Parties in Schedule 3.

1.6    “Direct Expenses” means raw materials (including Raw Materials, as defined below), solvents, operating supplies, analytical columns specifically purchased by JMPS for Intermediate Material, dedicated glassware (if any), packaging containers and materials, cost of third party laboratory testing services, shipping fees and waste disposal; provided, however, that to the extent any such expenses are to be charged separately by JMPS to Client, all such expenses are approved in writing by Client prior to being incurred and are supported by written receipts.

1.1    “Executed Proposal” means an accepted purchase order or written summary mutually agreed to in writing by the Parties that includes as a minimum the description of work to be performed by JMPS, the deliverables to be provided by JMPS to Client, the timeline for completing such work and the payment by Client to JMPS required for such work which is confirmed by a valid purchase order issued by Client. Once executed, an Executed Proposal (and any purchase order(s) issued in connection therewith) is incorporated by reference and made a part of this Agreement, although an Executed Proposal will govern only the services described in that Executed Proposal. In the event of any conflict between the terms of an Executed Proposal and this Agreement, this Agreement shall govern except to the extent that the Executed Proposal expressly provides that it shall govern with respect to such term in acknowledgment of such conflict. Any new Specifications or modifications to existing Specifications shall be included in the Executed Proposal.

1.2    “Facility” means JMPS’s manufacturing facility located at 25 Patton Road, Devens, MA 01434 or that of its Affiliate, Johnson Matthey Research & Development (Yantai) Co. Ltd., at No. 9 Wuxi Road, YEDA, Yantai 264006, People’s Republic of China, as the case may be.

1.3    “Finished Product” means Client’s drug product made from the Intermediate Material.

1.4    “Intellectual Property Rights” means all rights in inventions, patents, copyrights, design rights, trademarks and trade names, service marks, trade secrets, know-how, database rights and all other intellectual property rights (whether registered or unregistered) and all applications and rights to apply for any of them, anywhere in the world.

1.5    “Intermediate Material” means those intermediate materials on Schedule 1 attached hereto (as such Schedule may be amended from time to time by mutual written agreement).

1.6    “JMPS Background Technology” means Intellectual Property Rights of JMPS and its Affiliates (i) existing prior to the Effective Date, (ii) developed or obtained or acquired by or on behalf of JMPS or its Affiliates independent of this Agreement and without reference to Confidential Information of Client or (iii) related to procedures, processes and manufacturing know-how of JMPS which relate to JMPS’s business operations generally and not specifically to manufacturing Client’s Intermediate Material.

1.7    “Latent Defect” shall mean any instance where Intermediate Material, at the time of Delivery, fails to conform to the applicable Specifications and such failure to conform could not reasonably have been detected by Client’s reasonable physical inspection of the shipment, the Batch records and Certificate of Analysis, within the Product inspection period as set forth in Section 3.13.

1.8    “Manufacture” and “Manufacturing” means all steps and activities necessary to produce the Intermediate Material, including without limitation, the manufacturing, processing, quality control testing and release of the Intermediate Material in accordance with the terms and conditions hereof.

1.9    “Manufacturing Process” means any and all processes (or step in any process) provided by Client and used or planned to be used by JMPS to Manufacture Intermediate Material, as evidenced in Batch records.

1.10    “Master Batch Record” means the master production and control record for Intermediate Material including Manufacturing and control instructions, sampling and testing procedures, special notations and precautions.

1.11    “Process Flow Diagram” means a schematic diagram of the chemical manufacturing process, including, reaction chemistry and work-up.

1.12    “Quality Agreement” or “QAA” means that certain quality assurance agreement between JMPS and Client effective as of March 19, 2014, as may be amended from time to time, which is incorporated herein by reference. For clarity, to the extent there is any conflict between the QAA and the SOPs, the QAA shall control.

1.13     “SOPs” means the standard operating procedures in effect for the applicable task or activity being performed by JMPS or Client. For clarity, to the extent there is any conflict between the SOPs and applicable law, applicable law shall control.

1.14    “Specifications” means the specifications for the Intermediate Material mutually agreed upon by the Parties and shown in Schedule 1. The Specifications may be revised from time to time by mutual, written agreement of the Parties and such revised Specifications shall be applicable to subsequent Executed Proposals as mutually agreed by the Parties.

2.    DESCRIPTION OF THE INTERMEDIATE MATERIAL
2.1    Each Intermediate Material and its Specifications are set forth in Schedule 1.

3.    MANUFACTURING, INTERMEDIATE MATERIAL SUPPLY AND WARRANTY
3.1    All key raw materials required to manufacture the Intermediate Material are listed in Schedule 2 (“Raw Materials”). In the event that Client requests in writing that JMPS, or the Parties mutually agree to, secure an additional source of any of such Raw Materials listed in Schedule 2, JMPS shall use commercially reasonable efforts to identify and qualify such additional source, at Client’s expense. Except where otherwise provided for herein, JMPS shall be responsible for the procurement, receipt and release of all Raw Materials needed for the manufacture of Intermediate Material and shall be responsible for testing and releasing all such Raw Materials in accordance with the QAA.

3.2    The Manufacturing Process of Intermediate Material is described in Schedule 8. JMPS will Manufacture commercial Intermediate Material according to the approved Master Batch Records and the terms and conditions set forth within this Agreement and the Quality Agreement.

3.3    During the Term and in accordance with the stated purposes set forth in this Agreement, JMPS shall manufacture and supply Intermediate Material to Client: (i) using only the facilities and equipment approved in writing by Client; (ii) using only the approved Manufacturing process and (iii) utilizing only approved raw material, intermediates and regulatory starting materials associated with the approved Manufacturing process.

3.4    At all times during the Term, JMPS shall Manufacture the Intermediate Material in accordance with cGMP, the approved Specifications (to the extent manufactured utilizing validated analytical methods and processes), and all laws and requirements of applicable regulatory and governmental authorities. Specifications and the analytical methods cannot be changed without the Parties’ mutual written consent, unless as required by the Authority (which changes required by the Authority shall be at Client’s expense). JMPS will maintain for an additional charge, in accordance with the QAA, all reference standards that may be required to support release testing based on orders from Client; provided, that, to the extent practicable under applicable regulatory requirements, such charges are mutually agreed upon by the Parties prior to being incurred.

3.5    Prior to shipment, JMPS shall perform tests to ensure that the Intermediate Material manufactured utilizing validated analytical methods and processes complies with the Specifications. Before shipment, JMPS shall also take and retain samples for each lot of Intermediate Material in accordance with the QAA.

3.6    Each Batch of Intermediate Material shall be labelled with all material information, as agreed upon by the Parties or required by applicable law or regulations. JMPS shall ship Intermediate Material that Client intends to release for commercial supply in the amounts and at the delivery times set out in the applicable Executed Proposal issued by Client.

3.7    Limited Warranty: JMPS WARRANTS THAT IT SHALL PERFORM THE SERVICES IN A PROFESSIONAL AND WORKMANLIKE MANNER CONSISTENT WITH INDUSTRY STANDARDS, THE APPROVED SPECIFICATIONS AND ALL APPLICABLE LAWS AND MAKES NO OTHER WARRANTY OR REPRESENTATION OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.

3.8    JMPS shall inform Client in advance and in writing in the event that changes in the Manufacturing Process and/or Specifications for the Intermediate Material or Master Batch Records are necessary and that JMPS reasonably believes, if such changes are not made, will have an impact on the Intermediate Material or Finished Product registrations, in accordance with the QAA. All such changes will be mutually agreed between JMPS and Client. JMPS will evaluate the consequences, if any, for the Manufacture of the Intermediate Material, and shall, if necessary and feasible, revise and update the Manufacturing Process and/or Specifications or related documents. The changes shall become effective as soon as the changes are signed by both Parties and, to the extent required under applicable laws and regulations, filed with the Authority. JMPS will then provide the changed Specifications to Client within the time frame specified in the QAA.

3.9    JMPS shall ensure that each shipment is transported and/or stored on JMPS’s site (i) under the appropriate temperature and storage conditions mutually agreed to by the Parties and (ii) in secure and appropriate packaging, with such markings and notices as are required for the transport of Intermediate Material under applicable laws and regulations.

3.10    Upon completion of Manufacture and release of the Intermediate Material for shipment, JMPS shall deliver the Intermediate Material FCA (Incoterms 2010) to the carrier at JMPS’s facility. Client shall provide JMPS with written acknowledgement of receipt of each shipment of Intermediate Material within [***] business days of delivery to Client’s designated location.

3.11    JMPS shall provide Client a Certificate of Analysis and all other documentation related to the Intermediate Material in accordance with the QAA (collectively, the “Documentation”) prior to each shipment of Intermediate Material and JMPS shall not release any shipment of Intermediate Material for delivery unless and until it receives from Client an authorization for release; provided, however, that Client shall have [***] business days to review such Documentation, and the Intermediate Material shall be deemed authorized for release by Client unless JMPS is notified in writing otherwise by Client within such time period. The Documentation shall be sent to the attention of the Quality Department of the Client.

3.12    Responsibility for Failed Batches

3.12.1
In the event that any attempted Manufactured Batch of Intermediate Material hereunder fails (as more fully described herein), JMPS shall notify Client in writing within [***] days of such failure; [***] days if an out of Specification result, including any impact to shipment date. JMPS shall investigate the cause of such failure and shall reasonably cooperate with Client in order to resolve the issue(s) underlying such failure as described in the Quality Agreement. Any failure of a Manufactured Batch to conform to its applicable Specifications will be categorized as a “Batch Failure”.

3.12.2	A Batch Failure shall be treated as follows:

3.12.2.1.
Manufacturing Process related i.e., an attempted Manufactured Batch that results in Intermediate Material that does not conform to Specifications or cGMP’s, for reasons for which there is no assignable Facility or operator related root cause or as a result of JMPS complying with documentation approved by Client (e.g. out of Specification results without any departures from the Critical Control Parameters, failures caused by a change of raw materials, equipment or control set points within applicable Process Flow Diagram), in which case, Client shall remain responsible for payment of the price for such Intermediate Material that is the result of a Manufacturing Process related Batch Failure; provided, however, that:

i) with respect to the initial Manufacturing Process, the parties agree to a sliding scale of percentages of the price to be waived by JMPS based on the number of successful post-validation Batches manufactured with the understanding that the count of such successful Batches actually manufactured will reset to zero each time following [***] Manufacturing Process related Batch Failures. The sliding scale is set forth in the following table:

Number of successful Batches since a Manufacturing Process related Batch Failure	Discount Percentage*
[***]	[***]%
[***]	[***]%
[***]	[***]%
Greater than [***]	[***]%

* Discount Percentage shall be the percentage of the full price for a Batch (less the cost of materials) that JMPS will waive and not charge to Client in the event of a Manufacturing Process related Batch Failure.

or

ii) with respect to any mutually agreed re-developed Manufacturing Process (which includes, but is not limited to, an evaluation of alternative reagents, stoichiometry, and reaction conditions, generation a thorough understanding of the process parameters and process design space, conducting spike and purge studies around key impurities, evaluation of the impact of alternative suppliers for Key Materials and connection of specifications for regulatory starting materials and intermediates to the critical quality attributes of the product to make a reasonable evaluation of the robustness of the process) at a given scale, in the event of a Manufacturing Process related Batch Failure after [***] successful Batch following validation of such re-developed Manufacturing Process, the full price of such Batch shall be waived by JMPS and not charged to Client. The count of consecutive successful Batches manufactured shall reset to zero each time after any subsequent validation of such Manufacturing Process and/or any Batch Failure prior to the manufacture of [***] successful post validation Batch; or

3.12.2.2.
Facility related i.e., an attempted Manufactured Batch that results in Intermediate Material that does not conform to Specifications or cGMP’s for reasons demonstrably related to an identifiable failure related to the Facility (e.g., equipment failure not operator related, instrument failure not operator related, automation failure due to mechanical issues). In such event, (i) for the first Facility related Batch Failure, if any, Client shall be responsible for payment of [***]% of the price for such resulting Intermediate Material; and (ii) for the second and any subsequent Facility related Batch Failure, whether in the same or any subsequent Contract Year, if any, all fees and prices associated with such Batch Failures shall be waived by JMPS and not charged to Client; or

3.12.2.3.
Operator related, i.e., an attempted Manufactured Batch that results in Intermediate Material that does not conform to Specifications or cGMP’s for reasons demonstrably related to operator error or compliance violations, also including a Batch Failure resulting from gross negligence or willful misconduct of JMPS or its agents or contractors, in which case all fees and prices associated with such Batch Failure shall be waived by JMPS and not charged to Client.

3.12.2.4.	JMPS’S SOLE LIABILITY, AND CLIENT’S SOLE AND EXCLUSIVE REMEDY, FOR A BATCH FAILURE SHALL BE AS SET FORTH IN THIS SECTION 3.12.2.

3.12.2.5.	Notwithstanding any of the foregoing, in all instances, Client shall remain responsible for the cost of any raw materials (including, but not limited to, the Raw Materials).

3.13    Client shall have a period of [***] days from the date of its receipt of a shipment of Intermediate Material to inspect and reject such shipment for nonconformance with the Intermediate Material Specifications and/or other requirements set forth in the QAA. Any Intermediate Material that Client does not reject pursuant to this Section within the [***] time period set forth herein shall be deemed accepted, and all Client claims with respect to Intermediate Material not conforming with Intermediate Material Specifications and/or other requirements as set forth in the QAA shall be deemed waived by Client; provided, however, that with respect to Latent Defects which are not reasonably discoverable within such time and render the Intermediate Material not conforming to Intermediate Material Specifications and/or other requirements set forth in the QAA, the Client may make such claim of non-conforming Intermediate Material within [***] days from the earlier of (i) the date of discovery of the Latent Defect and (ii) the initial re-test date of the Intermediate Material. Where appropriate analytical testing indicates that all or any portion of a Batch of Intermediate Material does not meet the Specifications, or when Intermediate Material fails to meet other requirements defined in the QAA, Client shall at JMPS’s cost and expense, follow any reasonable instructions of JMPS to return to JMPS or to dispose of such defective Intermediate Material.

3.14    Where the Parties disagree on the conformity of a particular Batch with the Specifications, the Parties shall refer the matter for review and/or analysis by an independent expert laboratory to be agreed by the Parties. The costs of such expert determination shall be borne by the non-prevailing Party.

3.1    Raw Materials.

3.1.1
Liability. JMPS shall be liable for any damage, loss or waste of the Raw Materials while in JMPS’s possession; provided, that JMPS shall not be responsible for any degradation of Raw Materials so long as it has stored such Raw Materials in accordance with the manufacturer’s written instructions.

3.1.1
Raw Material Safety Stock. During the Term, JMPS shall use commercially reasonable efforts (including, but not limited to, a determination of its capacity and time to effect such efforts) to, at all times, have available an inventory of Raw Materials and regulatory starting materials, C and E, necessary for manufacture of at least [***] of safety stock of Intermediate Material (the “Safety Stock”). JMPS shall store and handle such Safety Stock in compliance with cGMPs and applicable laws, and the costs and expenses incurred by JMPS to procure/manufacture, maintain, store and handle such Safety Stock shall be invoiced as Client’s expense.

3.1.1
Shortage of Raw Materials. For all Raw Materials, JMPS shall promptly advise Client if it encounters supply problems, including delays and/or delivery of non-conforming Raw Materials and JMPS shall make commercially reasonable efforts to reduce and eliminate any such supply problems, subject to Section 3.1. JMPS shall notify Client promptly whenever scheduled deliveries of Raw Materials become insufficient to Manufacture enough Intermediate Material to meet the requirements in the Binding Forecast.

3.2    Steering Committee.

3.2.1
Establishment. Within thirty (30) days after the Effective Date, the Parties will establish a four (4) person operational steering committee (the “Steering Committee”) to oversee and manage the Manufacturing activities under this Agreement and to discuss operational disputes and disagreements. The Steering Committee will be comprised of two employees of JMPS and two employees of the Client. Either Party may replace any or all of its members at any time by providing written notice to the other Party.

3.2.2	Responsibilities. The Steering Committee shall perform the following functions:

3.2.2.1.	settle operational disputes or disagreements that are unresolved, unless otherwise indicated in this Agreement;

3.2.2.2.	discuss the possible allocation of costs and expenses under this Agreement; and

3.2.2.3.	perform such other functions as are appropriate to further the purpose of this Agreement as determined by the Parties.

3.2.3
Meetings. The Steering Committee will meet at least twice each calendar year, or more frequently as agreed by the Steering Committee. The sites of the meetings shall alternate between the principal offices of the Parties unless otherwise agreed. By mutual agreement of the Parties, meetings of the Steering Committee may be held by videoconference or telephone conference.

3.2.4	Business Review Team.

3.2.4.1.
Establishment. Within thirty (30) days after the Effective Date, the Parties will establish a four-person business review team (the “Business Review Team”) to oversee and manage the activities to be conducted under this Agreement. The Business Review Team shall be comprised of two employees of JMPS and two employees of the Client. Each Party shall promptly notify the other Party of its initial appointees to the Business Review Team. Either Party may replace any or all of its Business Review Team representatives at any time by providing written notice to the other Party.

3.2.4.2.	Responsibilities. The Business Review Team shall perform the following functions:

3.2.4.2.1.	coordinate and carry out, or cause the applicable Party’s representatives to carry out, the activities of the Parties hereunder to ensure timely implementation of this Agreement;

3.2.4.2.2.
review and discuss inventory and reports and confirm that the Parties are meeting all technical, commercial and financial requirements of this Agreement, including, without limitation, forecasting, planning and scale-up matters for Intermediate Material; and

3.2.4.2.3.	perform such other tasks and undertake such other responsibilities as may be specifically delegated to the Business Review Team by mutual agreement of the Parties or by the Steering Committee.

3.2.4.3.
Meetings. The Business Review Team will meet at least once each calendar quarter or more frequently as agreed by the Business Review Team. The sites of the meetings shall alternate between the principal offices of the Parties unless otherwise agreed. By mutual agreement of the Parties, meetings of the Business Review Team may be held by videoconference or telephone conference.

3.2.5	Decisions.

3.2.5.1.
Unanimity. All decisions of the Steering Committee and the Business Review Team shall be made by unanimous agreement of all of its respective members or their designated representatives, and shall be reflected in written minutes which summarize the topics discussed, schedules and decisions, and which shall be signed by authorized representatives of the Parties; provided that the Steering Committee and the Business Review Team may not vary or amend this Agreement without entering into a written agreement signed by authorized representatives of both Parties that specifically states that the Parties are amending this Agreement.

3.2.5.2.
Escalation of Disputes. If the Business Review Team is unable, within ten (10) business days, despite the good faith efforts of all members, to resolve a dispute regarding any issue presented to it, such dispute shall be referred promptly to the Steering Committee. If the Steering Committee is unable, within ten (10) business days, to resolve a dispute regarding any issue presented to it, any Party may, by written notice to the other Party, have such dispute referred to their respective senior officers, as may be designated in writing by each Party from time to time, for attempted resolution by good faith negotiations within ten (10) business days after such notice is received. In the event the designated senior officers are not able to resolve such dispute within such ten (10) day period, or such other period of time as the Parties may mutually agree in writing, either Party may, by written notice to the other, invoke appropriate legal action in accordance with this Agreement.

4.    TESTING AND QUALITY ASSURANCE
The QAA shall detail the respective quality assurance obligations and responsibilities of the Parties with respect to the Manufacture and supply of Intermediate Material. Notwithstanding anything to the contrary in this Agreement or in any other document or agreement, in the event of a conflict between this Agreement and the QAA, the QAA shall govern and control for matters related to quality only. For all other matters this Agreement shall exclusively govern and control.

5.    RECORDS
5.1    JMPS shall maintain, in appropriate detail and in accordance with cGMP and the QAA, comprehensive and accurate records of (i) the work undertaken and results achieved by JMPS and (ii) the Manufacture of the Intermediate Material and its compliance with the Specifications for each Batch. Client shall have access to inspect all aforementioned records within a reasonable time frame upon written request, during normal business hours at mutually agreed upon times.

5.2    JMPS shall compile and maintain Master Batch Records in respect of the Intermediate Material as specified in the QAA. Prior to implementation, Master Batch Records and any changes to them shall be approved by JMPS’s responsible quality assurance representative and will follow cGMP and the QAA. JMPS shall provide to Client each executed Batch record following review by JMPS’s Quality Assurance group or otherwise in accordance with the QAA.

5.3    JMPS shall at all times during the Manufacturing hereunder keep Client reasonably informed of the progress made.

6.	INSPECTIONS
6.1    With no more frequency than [***] per Contract Year (unless more frequent for reasonable cause), JMPS shall permit Client, its agents and advisors and the Authority to inspect any Manufacturing facility used by JMPS for its work under this Agreement as specified in the QAA. Such inspections by Client, its agents or advisors shall take place during regular business hours and require prior approval of JMPS, which approval shall not be unreasonably withheld, conditioned or delayed. Client shall provide JMPS with the identity of its representatives, agents or advisors and JMPS shall accept such persons unless it has objectively valid reasons for not doing so.

6.2    JMPS shall comply with and cooperate with the Authority request to inspect JMPS’s facilities and shall promptly, but in any event not later than [***] business days after notice or the same day as any unannounced contact, inspection or audit commences, inform the Client of any such inspection or audit to the extent it relates to the activities being undertaken for the Client under this Agreement. JMPS shall provide Client with a summary of the findings of such inspection as directly relates to the Intermediate Material and a copy of the pertinent parts of any inspection report(s) issued by the Authority which relates to the Intermediate Material and any response to such inspection reports. Upon Client’s request, authorized representatives of Client shall have the right to be present on-site during the inspection and/or during the close–out session with the Authority inspectors; provided, however, that such representatives of the Client shall kept separate from the Authority inspectors, and Client hereby acknowledges and agrees that JMPS shall be leading and managing all aspects of the regulatory inspection including any interactions with the Authority inspectors or JMPS’s personnel.

6.3    JMPS shall validate all process and methods, and qualify all equipment, utilities, facilities and computers used in the storage, testing and release of Intermediate Material in conformity with all applicable laws and regulations. Client shall have the right to review the results of said validation or qualification upon request.

7.    REGULATORY APPROVALS
7.1    If applicable, JMPS shall use commercially reasonable efforts to provide all technical and other assistance reasonably required by Client in the process of obtaining regulatory approvals for marketing of the Intermediate Material and Finished Products. Client shall pay JMPS’s customary charges for such assistance, such charges to be agreed by the Parties before they are incurred.

7.2    JMPS shall provide and permit Client to use, any existing documentation, materials, data and reports related to Intermediate Material and generated in the performance of its obligations under this Agreement, to the extent reasonably required by Client to obtain or maintain regulatory approvals of the Intermediate Material and Finished Product at no additional cost to Client; provided, however, that JMPS reserves the right to charge an additional fee for any additional time and labor costs incurred in connection with providing such documentation, materials, data and reports; provided, further that such costs are agreed to in writing in advance by the Parties.

JMPS will (a) be responsible for obtaining and maintaining, at its expense, any facility registrations, licenses or permits, and any regulatory and government approvals necessary for the performance of services or manufacture of the Intermediate Material at the facility. At Client’s request, JMPS will provide Client or its designee with copies of all such registrations, approvals and submissions to the Authority and all related documents for inspection, and Client will have the right to use any and all information contained in such approvals or submissions in connection with regulatory approval and/or commercial development of the Finished Product; and (b) take all steps necessary to pass inspection by and shall comply with other applicable regulations promulgated by, but not limited to, the Authority and any other applicable authority in connection with JMPS’s manufacture of the Intermediate Material.

7.3    Stability studies of relevant Batches of the Intermediate Material shall be carried out in accordance with procedures and for the fee mutually agreed upon in the applicable Executed Proposal between Client and JMPS prior to the start of the stability studies.

8.    FORECAST, PURCHASE COMMITMENT AND PURCHASE ORDERS
8.1    During the Term of this Agreement, Client shall purchase Intermediate Material at kilo lab scale from JMPS, with a minimum of [***] Batches per Contract Year (with every [***] Batches to be delivered no sooner than [***] months after the delivery of the previous [***] Batches, unless otherwise mutually agreed). If Client’s annual requirements exceed [***] Batches per Contract Year, Client and JMPS will negotiate in good faith to establish a mutually agreeable written plan to scale up the process and/or production to meet the increased demand whereupon JMPS shall exercise commercially reasonable efforts to meet such increased demand. The Parties acknowledge that given the evolving nature of the process for manufacturing, the supply chain for materials to support, and the broad variability in future potential material requirements by Client, it is difficult to assign specific lead times to future delivery requirements beyond approximately [***] Batches per Contract Year. Therefore, notwithstanding the foregoing, neither the Parties’ inability to agree to such plan to scale up nor JMPS’s failure to meet the increased demand despite its commercially reasonable efforts to do so will constitute a breach of this Agreement by JMPS. To the extent that the Parties do agree to a written plan for scale up of the process and/or production hereunder, Client’s annual minimum purchase requirement shall be reset to be consistent with such mutually agreed increased production.

8.2    Within thirty (30) days after the Effective Date of this Agreement, Client shall provide an initial three (3)-year forecast of its Intermediate Material requirements by month (Schedule 6). Thereafter, Client shall provide on a quarterly basis an updated forecast of its Intermediate Material needs for a rolling three-year period (“Forecast”). The Forecast will be provided in terms of number of Intermediate Material Batches of approximately [***] with respect to kilo lab manufacturing. The first [***] calendar quarters following the date when the forecast was made available, are considered to be the “Binding Period”. Lead time for production shall be at least [***] months, and Client shall not raise or reduce the forecasted quantities for Intermediate Material within the Binding Period from one provision of a Forecast to the next. Accordingly, the [***] quarter quantities of a previous Forecast automatically become binding quantities for the current Forecast (i.e., as it rolls forward by quarter) and are not changeable without JMPS approval, unless revised as described below. For the avoidance of doubt, Client shall be obligated to pay for amounts forecasted for the Binding Period notwithstanding the issuance or non-issuance of a purchase order therefor. The [***] and [***] calendar quarters of a Forecast are considered to be the “Semi-Binding Period”. From one update of a Forecast to the next, Client may raise or reduce the quantities forecasted for Intermediate Material within the Semi-Binding Period by no more than up to (i) [***]% in the aggregate for the [***] manufacturing process and (ii) [***]% in the aggregate for the [***] scaled-up manufacturing process, while such forecast(s) are in the Semi-Binding Period (or [***], as applicable, only with JMPS approval). The [***] calendar quarters are considered to be the “Non-Binding Period”.

8.3    Client shall deliver to JMPS a written binding purchase order relating to the manufacture of Intermediate Material. The purchase order will represent a multiplier of an Intermediate Material Batch of approximately [***] with respect to kilo lab manufacturing (subject to revision upon Manufacturing Process validation) and shall be in accordance with Schedule 4.

8.4    Upon issuance of a purchase order, and prior to start of Manufacture, Client may cancel the purchase order but will be obligated to reimburse JMPS for any materials ordered that cannot be returned and/or loss of kilo lab time and capacity as defined in Schedule 7. Forecasts may be adjusted from time to time prior to issuance of purchase orders and Client understands that in order for JMPS to accommodate Client and commit production facilities, sufficient planning and commitment in the form of a purchase order is required. Failure of Client to provide purchase orders [***] months before scheduled delivery date may result in the forfeiture of allocated kilo lab time and may result in delays. Notwithstanding anything in this Agreement to the contrary, JMPS shall not be liable to Client for any delays or any costs, damages, expenses or other liabilities related to or arising out of any delays solely from Client’s material failure to deliver a purchase order at least [***] months prior to the desired delivery date. Material failure of Client to provide purchase orders [***] months before scheduled delivery date shall not relieve Client of its minimum annual commitment to purchase Intermediate Material from JMPS.

8.5    JMPS shall provide Client with written acknowledgement within [***] business days after receipt of its acceptance of each such purchase order and JMPS shall use commercially reasonable efforts to timely provide Client with Intermediate Material in quantities sufficient to fulfill Client’s purchase order, subject to any additional negotiations and/or plans with respect to an increased demand as set forth in Section 8.1.

8.6    The Parties agree to work on a scale-up plan to develop and transfer the Intermediate Material process to plant scale equipment. The scope and pricing for this will be outlined in mutually signed Executed Proposal(s) at such time that the process is understood sufficiently to enable such scope and estimate to be reasonably made, which the Parties shall use good faith efforts to determine within [***] months following the completion of a plant scale demonstration, at which time the Parties will begin good faith negotiations to outline a kilo lab to plant transition plan to include (i) timing of a staged ramp down in kilo lab production, (ii) timing and scale of a validation campaign at the plant scale and (iii) transition of annual committed Batches from the kilo lab to be replace with annual committed Batches or volume from the plant. As part of the negotiations, the Parties acknowledge and agree that (x) the total annual revenue to be paid to JMPS in contemplation of Client’s annual minimum purchase commitments will not decrease as a result of the transition to plant scale production, notwithstanding any increase in volumes of Intermediate Material yielded at such scale, (y) it is reasonable to expect that the Parties will need to undertake a modification to the Facility in accordance with Section 18 of this Agreement (including building a fit for purpose suite) and (z) the targeted quantity of each Batch produced at the plant scale will be [***] per Batch, provided that JMPS shall produce a minimum yield of at least [***] per Batch. If the Manufacture of the Intermediate Material cannot be transferred to plant scale for any reason whatsoever, the failure to supply Intermediate Material from plant scale Manufacture shall not be deemed a breach by JMPS. In such event, the Parties shall meet in good faith to determine reasonable next steps.

9.    PRICE
9.1    The price for the Intermediate Material Manufactured (inclusive of Direct Expenses and Manufacturing expense) and fees for services under this Agreement shall be as set forth in Schedule 4 (“Price Schedule”).

9.2    During the Term of this Agreement, in the event of an increase in JMPS’s direct production costs (including, but not limited to, the amount of labor (but specifically excluding labor rates which shall only be subject to change pursuant to Section 9.3 below) and materials), JMPS shall provide to the Steering Committee written documentation evidencing such updated and/or new manufacturing information resulting in an increase in JMPS’s direct production costs. Upon the reasonable verification of such increases in costs by the Steering Committee, JMPS shall have the right to increase the then-current price for the Intermediate Material to reflect such increase; provided, that such price adjustment shall be no more than once in any calendar year.

9.3    Notwithstanding any of the foregoing, the price for the Intermediate Material shall be automatically subject to price escalation on the first day of each calendar year beginning with January 1, 2018, by a percentage equal to the percentage change in the producer price index (“PPI”). The PPI referenced herein shall be determined from Table VI of the Producer Prices and Price Index, commodity code 063 for drugs and pharmaceuticals, Bureau of Labor Statistics (or if discontinued such equivalent index as is mutually agreed to by the parties). The percentage change in the PPI shall be determined by dividing the final annual average PPI for the immediately preceding calendar year by the final annual average PPI for the next preceding calendar year. For example, the price increase effective January 1 in year X would be determined under the above formula by dividing the final annual average from calendar year X-1 by the final annual average PPI from calendar year X-2. If such percentage change is less than or equal to zero percent (0.00%), the price shall remain unchanged.

9.4    JMPS shall be committed to developing and implementing continuous cost, quality and customer service improvement programs, including by seeking productivity improvements, by minimizing waste and improving yields, by purchasing quality materials at lower cost, by improving manufacturing processes, by streamlining organizational processes and by reducing cycle times and lead times. To the extent that any such cost improvement opportunities are identified and demonstrated consistently over a reasonably consecutive number of Batches, the Intermediate Material pricing shall be automatically lowered for the Parties to share [***] in any such cost savings so achieved; provided, however, that Client shall be entitled to [***]% of any cost savings related to the procurement of third-party Raw Material [***].

9.5    Notwithstanding anything in this Agreement to the contrary, JMPS shall use its reasonable best efforts to achieve a price for the [***] Batches equal to or less than $[***] per [***] by July 1, 2019. Following the development of the [***] Batch Manufacturing process, including all necessary validation, JMPS and Client shall meet and discuss in good faith the applicable costs associated with the [***] Batch Manufacturing process and develop a plan to maximize the yields from such process and reduce Manufacturing costs and Batch prices.

10.	GENERAL PERFORMANCE STANDARDS AND REPRESENTATIONS
10.1    JMPS shall provide facilities, supplies and staff necessary to perform its obligations under this Agreement.

10.2    Each Party shall comply with and perform (and shall require its employees, contractors and agents to comply with and perform) its obligations and the activities contemplated under this Agreement in accordance with all applicable laws and regulations.

10.3    Should JMPS become aware of any incident which will or is likely to cause delay to or impair JMPS’s performance of its obligations under this Agreement, JMPS shall immediately notify Client’s Designated Contact, and inform Client of actions, initiated and planned by JMPS in order to remedy the delay.

10.4    JMPS represents and warrants that (i) it has, and will maintain during the Term, the authority, power and right to perform its obligations and (ii) it has, and will maintain during the Term, any permits, licences and facilities necessary for performance of its obligations under this Agreement, including, but not limited to the manufacture of the Intermediate Material, and (iii) its performance hereunder will not breach any other agreement or understanding by which JMPS is bound, and (iv) that all Deliverables (as defined below) provided to Client hereunder shall conform to the agreed-upon Specifications and warranties expressly provided in this Agreement and shall be manufactured in accordance with cGMPs and applicable laws and regulations, and (v) JMPS will not knowingly infringe or misappropriate the Intellectual Property Rights of any third party; provided, however, that the warranty provided in this clause 10.4(v) shall not be applicable with respect to any claim of infringement or misappropriation arising from or in relation to any Client Background Technology or any improvements, processes, developments, chemistry, technology or other intellectual property developed for Client by JMPS, including, but not limited to, any claims of infringement upon that certain U.S. Patent No. [***] (or any U.S. reissue, re-examination, divisional, continuation or continuation-in-part thereof) (provided that (1) JMPS identifies in writing any such improvements, developments or other new intellectual property developed for Client under this Agreement prior to incorporating such developments into the Deliverables to be provided to Client, (2) JMPS complies with its obligations in Sections 12.1 and 12.2, and (3) Client consents in writing to such incorporation). Furthermore, notwithstanding anything else to the contrary in this Agreement or any Executed Proposal, in the event of any claim of infringement (whether actual, threatened or otherwise reasonably expectable), the Parties shall meet and discuss appropriate and commercially reasonable next steps at least [***] days prior to any manufacturing cessation unless otherwise agreed between the Parties.

10.5    Client shall use commercially reasonable efforts to inform JMPS in advance of Intermediate Material delivery about specific legal and governmental regulations including tax and customs regulations regarding importation and sale of Intermediate Material to comply within the respective country.

10.6    Client represents and warrants that it is in possession of all necessary permits, approvals and authorisations required by applicable law or governmental regulations for the importation, sale, and storage of the Intermediate Material.

10.7    Client acknowledges that the Intermediate Material may be subject to export controls of the USA, the European Union and other countries. Client shall comply with all applicable laws, regulations, laws, treaties, and agreements relating to the export or re-export of Intermediate Material.

10.8    Each Party represents and warrants that it has the full power and right to enter into this Agreement and that there are no outstanding agreements, assignments, licenses, encumbrances or rights in other parties, private or public, inconsistent with the provisions of this Agreement.

11.	PAYMENT
11.1    In consideration of JMPS's performance of its manufacturing obligations hereunder JMPS shall be entitled to invoice Client for the amounts specified in the applicable purchase order issued by Client upon completion of the relevant scope of work and Deliverables (as defined below).

11.2    JMPS shall invoice Client for each Batch of Intermediate Material upon release thereof, at the price agreed to on the relevant purchase order covering the shipment. Client shall pay all undisputed invoices by wire transfer within [***] calendar days of the date of shipment. For clarity, for any services provided by JMPS under this Agreement (e.g. such as validation services), Client will be invoiced an initial deposit of [***]% of the total cost for such services upon the signing of the Executed Proposal and, upon delivery of the required amount of [***] and [***] to JMPS’s Devens Facility from its Yantai Facility, an additional invoice for a milestone payment of [***]% of the total cost of such services, and the remaining [***]% of the total cost for such services upon completion of the services, in each case subject to mutually agreed revision following Manufacturing Process validation in the kilo lab or plant manufacturing, as applicable. Notwithstanding the foregoing, JMPS acknowledges that Client has made payments for certain Manufacturing activities prior to the Effective Date and agrees that such past payments shall be promptly reconciled with amounts due under any invoice issued pursuant to this Agreement by offsetting amounts due under any future invoice or, in the event there are no such future invoices, directly reimbursing Client.

11.3    Each Party shall be responsible for (and remit as prescribed by the laws of any duly constituted governmental taxing authority with jurisdiction) any sales, use, value added, goods and services, transfer or similar taxes, or any surcharges or escheat requirements measured by the transaction between JMPS and Client (except for taxes based on Client’s Income which shall be paid by the Client, collectively, the “Taxes”) imposed upon that Party by the laws of such jurisdiction in effect at the time goods or services are provided. For jurisdictions where the Taxes are imposed by statute upon Client, without statutory provision for recovery from JMPS, Client shall bear the Taxes in full and without reimbursement. For jurisdictions where the Taxes are imposed by statute upon JMPS and for which JMPS has a responsibility to collect and remit, JMPS shall separately itemize the Taxes on each invoice for which the Taxes are applicable. When applicable, Client shall timely provide JMPS with the required documentation to exempt the goods or services from the Taxes or to evidence Client’s authority to remit the Taxes directly. JMPS will rely on such good faith documentation and therefore will not be responsible for such Taxes. For the avoidance of doubt, JMPS represents that its pricing is inclusive of any import-related taxes and duties imposed upon the raw materials and starting materials used for the Manufacture of the Intermediate Material, and, other than in the event of a material change in applicable law that directly increases any Taxes imposed on JMPS, Client shall not be responsible for any such import taxes or duties not otherwise included in JMPS’s price.

12.    INTELLECTUAL PROPERTY
12.1    Except as otherwise provided in this Article 12, all data, know-how, information, documents, writings, designs, specifications, discoveries, improvements, modifications, processes, methods, reports, results, Intermediate Material(s) and other work product or materials (including in partially completed form) collected, generated, developed, prepared or derived by JMPS or its Representatives for the Client, solely or jointly with others, (i) pursuant to any Executed Proposal or otherwise pursuant to this Agreement, or (ii) through exposure to any Client Confidential Information or Client Background Technology, together with any associated Intellectual Property Rights of the foregoing (the “Deliverables”) shall be deemed “works made for hire” for the Client. All rights, title and interest to any Deliverables shall be the exclusive property of Client; provided that JMPS hereby is granted a non-exclusive, worldwide, royalty free license, without the right to sublicense, to use any such Deliverables to the extent necessary to perform its obligations under this Agreement.

12.2    Except as provided below, JMPS hereby transfers and assigns (and shall cause its Representatives to transfer and assign) to the Client, all right, title and interest that JMPS may have in and to the Deliverables hereunder. JMPS will sign and deliver any and all documents reasonably required by Client to implement such assignment and transfer to the Client of the Deliverables and take such other actions as may be necessary or reasonably requested by Client to document the aforesaid assignment and transfer of the Deliverables to Client, or to enable Client to secure, register, maintain, enforce or otherwise fully protect its rights in and to the Deliverables.

12.3    Notwithstanding the foregoing, all rights to and interests in JMPS Background Technology and Arising Intellectual Property Rights relating solely to and derived solely from JMPS’s Background Technology (collectively, “JMPS Technology”) shall remain solely in JMPS and no right or interest therein is transferred or granted to Client under this Agreement or through the performance of services by JMPS hereunder; provided, however, if JMPS incorporates any JMPS Technology in any Deliverable, JMPS hereby grants to Client a non-exclusive, perpetual, irrevocable, transferable, worldwide, fully paid-up, royalty free licence, with the right to sublicense through multiple levels of sublicensees, to use and exploit any such JMPS Technology solely to the extent necessary or useful to develop, manufacture, formulate, package, import, use, sell, offer for sale or have sold, reproduce, prepare derivative works of, perform, display, distribute, disclose and/or publish and otherwise exploit such Deliverable (including, without limitation, Intermediate Material (or manufacture thereof) and any know-how or licenses needed by Client in the research, development, manufacture and sale of the Intermediate Material or one or more products incorporating the Intermediate Material). Client acknowledges and agrees that it shall in no case acquire any license or any other right to JMPS Technology except as otherwise expressly set forth in this Agreement.

12.4    Client hereby grants to JMPS a non-exclusive, perpetual, irrevocable, worldwide, royalty free license, with the right to sublicense, to any Client Background Technology to the extent required and reasonably useful to JMPS solely for the purpose of performing the work under this Agreement.

12.5    Client and JMPS will take all necessary and proper acts, and will cause their Representatives to take such necessary and proper acts, to effectuate the assignment and ownership provisions set forth in this Article 12.

13.    INSURANCE & INDEMNITY
13.1    Client and JMPS shall maintain comprehensive liability insurance protection, either through third party liability insurance or self-insurance, including, without limitation, insurance for product liability, with cover levels and on such terms as would be standard practice in the industry concerned.

13.2    Except to the extent of JMPS’s liability under Section 13.3 below, Client shall defend, indemnify, keep indemnified and hold JMPS and its Affiliates or Representatives harmless from and against any costs, expenses, liabilities and damages paid or payable to a third party (including reasonable out-of-pocket and legal costs) to the extent arising from (i) the packaging, storage, transport, sale, disposal, handling, possession or use of the Intermediate Material by the Client (or its designee) or from the labelling, packaging, storage, transport, sale, disposal, handling, possession, use or manufacture of Finished Products by the Client (or its designee); (ii) a material breach by Client of any of its representations, warranties or obligations under this Agreement; (iii) any claims of third party infringement, misappropriation, or any other Intellectual Property Right claims, demands, actions, suits proceedings, and/or judgments brought by a third party to the extent relating to the Intermediate Material, the formulation, offer for sale, sale or use of Finished Products or the use of Client Background Technology by JMPS for the services and/or Manufacturing of Intermediate Material; or (iv) the gross negligence, fraud or wilful misconduct of the Client or its Affiliates or Representatives or material breach of this Agreement by the Client.

Client shall notify JMPS in writing immediately if it receives or is notified of a claim from a third party that the use by JMPS of the Client Background Technology for the services and/or Manufacturing of Intermediate Material infringes any Intellectual Property Rights vested in such third party.

13.3    Except to the extent of Client’s liability under Section 13.2 above, JMPS shall defend, indemnify, keep indemnified and hold Client and its Affiliates or Representatives harmless from and against any costs, expenses, liabilities and damages paid or payable to a third party (and reasonable out-of-pocket and legal costs) to the extent arising from (i) JMPS’s Manufacture and shipment of Intermediate Material hereunder which fails to conform to the terms and conditions of this Agreement; (ii) a material breach by JMPS of any of its representations, warranties or obligations under this Agreement; (iii) any claims of third party infringement, misappropriation, or any other Intellectual Property Right claims, demands, actions, suits proceedings, and/or judgments brought by a third party to the extent relating to the JMPS Background Technology; or (iv) the gross negligence, fraud or wilful misconduct of JMPS or its Affiliates or Representatives or material breach of this Agreement by JMPS.

JMPS shall notify Client in writing immediately if it receives or is notified of a claim from a third party that the JMPS Background Technology infringes any Intellectual Property Rights vested in such third party.

13.4    Where a Party claims indemnity (the "Indemnitee") against the Party liable to give an indemnity (the "Indemnitor"), the Indemnitee shall comply with all reasonable directions of the Indemnitor and shall do nothing to prejudice the outcome of any defence to any infringement or alleged infringement or other claim. The Indemnitor shall be granted sole control over any negotiations, claims or proceedings relating to the matters indemnified by it and may settle, compromise or conclude any such negotiations, claims or proceedings, provided that in no event shall the Indemnitor agree to any order or settlement binding on the Indemnitee which comprises anything more than a monetary payment which shall be paid by the Indemnitor without the prior written consent of the Indemnitor (not to be unreasonably withheld or delayed).

13.5    Each Party shall notify the other Party on becoming aware of any material confirmed or unconfirmed information relating to the safety of handling, Manufacture or use of the Intermediate Material.

13.6    Except as otherwise expressly agreed in writing by the Parties, in no event shall either Party be liable to the other Party for any loss of profits, loss of business opportunity, loss of revenue, or any consequential, special, punitive, incidental or other indirect damage or loss, except that such limitation of liability shall not apply to (i) either Party’s rights to indemnification set forth above and (ii) any breach of the confidentiality or non-use obligations of Article 14. Notwithstanding anything else contained in this Agreement, JMPS’s total liability for any matter or claim under or related to this Agreement shall not exceed an amount equal to the total price paid to JMPS under the Executed Proposal or purchase order related to such matter or claim, except that the liability cap hereunder shall not apply to (i) JMPS’s breach of the confidentiality or non-use obligations of Article 14 or (ii) any claim that JMPS knowingly infringed upon a third party’s Intellectual Property Rights, except to the extent that such third party claim arises from any Client Background Technology or any improvements, processes, developments, chemistry, technology or other intellectual property developed for Client by JMPS provided that such exception shall only apply in the event that (1) JMPS identifies in writing any such developments, (2) JMPS complies with its obligations in Sections 12.1 and 12.2, and (3) Client consents in writing to such incorporation of such development.

14.    CONFIDENTIALITY
14.1    Both Parties undertake to hold in strict confidence all Confidential Information which has been or will be made available to either Party (hereinafter referred to as the “Receiving Party”) by the other Party either directly or indirectly (hereinafter referred to as the “Providing Party”) and accordingly (i) not to disclose such information to third parties without the prior written consent of the Providing Party, except Confidential Information may be disclosed by a Receiving Party to such responsible employees, Affiliates, consultants, representatives, counsel, directors, officers or agents (collectively, the “Representatives”) of the Receiving Party to whom it shall be essential to disclose such information in connection with this Agreement, (ii) not to use such Confidential Information for any other purpose other than as agreed herein, and (iii) to refrain from reverse engineering, reverse compiling or otherwise attempting to derive the composition or underlying information, structure or ideas of any Confidential Information.

14.2    Before any Confidential Information is passed on to said Representatives or permitted third parties in accordance with Section 14.1, the Receiving Party undertakes to impose, in writing, all obligations on said Representatives materially consistent with those imposed on Receiving Party under this Agreement. Receiving Party shall be responsible for any breach of this Agreement by its Representatives and permitted third parties.

14.3    The Parties undertake to use best efforts to protect Confidential Information (including but not limited to patent-relevant, scientific or technical information) against unauthorized release, use or access by third parties. Each Receiving Party shall promptly notify the Providing Party of any unauthorized release of, access to or use of Confidential Information of the Providing Party. For clarity, such notice shall not remedy any breach of this Agreement resulting from such unauthorized release, access or use.

14.4    The obligations contained in this Article 14 shall not apply to such Confidential Information which (i) is in the possession of the Receiving Party or its Affiliates prior to disclosure by the Providing Party as evidenced by competent written documentation, or (ii) was public knowledge at the time of disclosure or which becomes public knowledge after disclosure in circumstances which are not the fault or negligence of the Receiving Party, or (iii) is disclosed to the Receiving Party by a third party who is free to make such disclosure without restriction, or (iv) is independently developed by the Receiving Party without use of or reference to the Providing Party's Confidential Information, as evidenced by competent written documentation of the Receiving Party or (v) is required to be disclosed by judicial or administrative; provided, however the Receiving Party shall promptly notify the Providing Party and allow the Providing Party a reasonable time to oppose such process or to seek limitations on the portion of the Confidential Information that is required to be disclosed. For clarity, such disclosure pursuant to this Section 14.4(v) shall not cause the information so disclosed to lose its confidential nature and in all other instances and circumstances such information shall remain Confidential Information. In the event that either Party determines that applicable securities laws require disclosure of Confidential Information, such Party shall promptly notify the other Party and the Parties shall cooperate in making a disclosure (joint disclosure if necessary) which shall meet the requirements of the applicable securities laws.

14.5    Upon expiry or termination of this Agreement, or at any time upon the request of the Providing Party, the Receiving Party shall promptly destroy or return to the Providing Party all Confidential Information and shall not retain copies, except for one single copy of such documents, which may be retained by each Party for archival purposes solely.

14.6    Each Party acknowledges and agrees that due to the unique nature of the Confidential Information, any breach of this Article 14 may cause irreparable harm to the Providing Party for which damages are not an adequate remedy, and, accordingly, the Providing Party shall be entitled to seek equitable relief in addition to all other remedies available at law with respect to a breach of this Article 14. Each Party further agrees that no bond or other security shall be required in obtaining any such equitable relief.

14.7    This Article 14 shall survive the expiry or termination of this Agreement for a period of ten (10) years thereafter or, with respect to any particular item of Confidential Information, until the Receiving Party can document that such Confidential Information falls into one of the exceptions stated in Section 14.4, whichever occurs sooner.

15.    SUBCONTRACTING AND ASSIGNMENT
15.1    JMPS may not outsource, transfer or subcontract any of its obligations under this Agreement to any third parties without the prior written consent of Client; provided, however, that JMPS may subcontract all or a portion of its obligations under this Agreement to an Affiliate with written notice to Client. The Parties acknowledge and agree that JMPS’s Affiliate, Johnson Matthey Research & Development (Yantai) Co. Ltd. may be engaged to perform a portion of the manufacturing services under this Agreement, and Client hereby acknowledges written notice thereof. Client must approve in writing the outsourcing, transfer or subcontracting of any obligation of JMPS under this Agreement to the extent it would change the location of the manufacturing services from the US. Notwithstanding consent by Client, JMPS will not be relieved of any of its obligations under this Agreement by entering into any subcontract under this Agreement, and will at all times remain primarily responsible and liable to Client for the conduct of all of its subcontractors and Affiliates.

15.2    Except as provided for in this Article 15, no Party may assign this Agreement or any of its rights or obligations under this Agreement without the prior approval of the other Party which approval shall not be unreasonably withheld; provided, that, in the event of any transfer or sale of all or substantially all of Client’s assets or its line of business (or Finished Product) to which this Agreement relates or a merger, consolidation or change of control of Client, the Client may assign this Agreement to such transferee or successor, as the case may be, and Client shall take all such actions as necessary to effect such assignment of this Agreement to its transferee or successor, as the case may be. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the Parties. Nothing in this Agreement, express or implied, is intended to confer on any person or entity, other than the Parties or their respective successors and permitted assigns, any benefits, rights or remedies.

15.3    Notwithstanding the foregoing, either Party may assign its rights and obligations under this Agreement to one or more of its Affiliates without prior approval from the other Party; provided, that each such Affiliate assignee has the power and requisite creditworthiness to meet its obligations under this Agreement. Such Party shall provide thirty (30) calendar days prior written notice of such assignment to an Affiliate.

16.    FORCE MAJEURE
16.1    Neither Party shall be liable to the other for any delay or non-performance of its obligations under this Agreement arising from any cause beyond a Party's reasonable control (such cause or causes being a "Force Majeure Event") including, without limitation, any of the following: governmental act, war, terrorism and related government actions, fire, flood, storm, earthquake or other natural events, explosion, general civil unrest, riot, political insurrection, rebellion, revolution, expropriation by any government (whether de facto or de jure), prohibition of the import or export of the Intermediate Material, acts of sabotage, quarantine restrictions, fuel shortage, failure of suppliers to deliver materials on schedule, equipment or machinery (except to the extent such failure was in JMPS’s reasonable control and provided, however, that with respect to any raw materials for which JMPS has qualified a secondary supplier, such failure of suppliers shall not be deemed a Force Majeure Event after a period of [***] months following the qualification of such secondary supplier (which qualification shall be at Client’s expense)), strike, lock-out or other labour troubles which interfere with the Manufacture, sale or transportation of the Intermediate Material.

16.2    Upon being affected by a Force Majeure Event, a Party shall give written notice of that Force Majeure Event to the other Party as soon as practicable, indicating the nature, effects and likely duration of that Force Majeure Event.

16.3    The performance of the affected Party's obligations, to the extent affected by the Force Majeure Event, shall be suspended during the period that the Force Majeure Event persists, provided that if performance is not resumed within [***] months after such notice the other Party may, at its option, by written notice to the affected Party terminate this Agreement with immediate effect without any penalty obligation upon the Party affected by the Force Majeure Event.

17.    TERM AND TERMINATION
17.1    This Agreement enters into force on the Effective Date, and unless earlier terminated in accordance with this Article 17, shall be valid for an initial term of five (5) years and shall thereafter be automatically extended for successive renewal terms of one (1) year (the initial term and any renewal term(s), collectively referred to as the “Term”), unless written notice of a Party’s intent not to renew is given by such Party at least twelve (12) months prior to the end of the then-current Term.

17.2    The Client may terminate this Agreement (i) at any time with or without cause upon four (4) months’ prior written notice to JMPS; (ii) upon written notice to JMPS if Client reasonably believes, in its sole discretion, such termination is necessary due to its evaluation and determination of serious adverse effects, or other imminent and unreasonable risks, to humans in connection with the Finished Product and Client decides no longer to pursue or continue manufacture and sale of the Finished Product; or (iii) upon written notice to JMPS if Client receives notice of any adverse action from the Authority which has resulted, or could reasonably be expected to result, in a failure to receive regulatory approval with respect to the Finished Product and Client decides no longer to pursue or continue manufacture and sale of the Finished Product.

17.3    Each Party shall have the right, to the extent allowed by law, without prejudice to its other rights or remedies, to terminate this Agreement immediately by written notice to the other Party, if the other Party (i) by voluntary or involuntary action goes into liquidation or receivership, or dissolves or files a petition for bankruptcy or reorganisation of for suspension of payments or is adjudicated a bankrupt, becomes insolvent or assigns or makes any composition of its assets for the benefit of creditors; or (ii) is in material or persistent breach of any of its obligations under this Agreement and either such breach is not capable of remedy, or if the breach is capable of remedy the defaulting Party shall have failed to remedy the breach or take commercially reasonable efforts to cure such breach within [***] calendar days of receiving written notice requiring it to remedy that breach; or (iii) in the case of JMPS, is taken over by or merges with a company which is a competitor of Client with respect to the Intermediate Material or Finished Product.

17.4    In the event of a termination of this Agreement, neither JMPS nor the Client will have any further obligations under this Agreement, or in the case of termination or expiration of a Binding Purchase Order, under that Binding Purchase Order, except that: (a) JMPS shall terminate all services in progress in an orderly manner as soon as practical and in accordance with a schedule agreed to by Client; (b) Client agrees to compensate JMPS for any monies due and owing to JMPS, up to the effective termination date, for (i) work actually and satisfactorily performed under this Agreement; (ii) all reasonable, out-of-pocket, pre-approved, non-refundable costs and commitments actually incurred by JMPS, supported by written receipts (including costs for purchased unused raw materials, including, but not limited to, the Raw Materials, which cannot be returned or sold back to the supplier or cannot be used for another client or third party and for disposal costs of raw materials and intermediates; provided such disposal has been authorized in writing in advance by the Client) and (iii) the Kilo Lab Cancellation Fee, if any, as defined in Schedule 7; (c) JMPS will promptly refund any monies paid in advance by the Client for services not rendered and costs not incurred; (d) JMPS shall promptly transfer and deliver to Client the Deliverables (including partially completed Deliverables, in the form of development at the time of termination) and all know-how, standard operating procedures and other information necessary or useful in connection with the use or Manufacture of the Intermediate Material; (e) each Receiving Party will promptly return to the Providing Party all of the Providing Party’s Confidential Information in accordance with Section 14.5; and (f) the terms and conditions under Articles 1, 12-14, 18 and 20 and Sections 8.1 (with respect to payment for minimum annual purchase requirements), 11.3, 17.4 and 17.5 will survive any such termination or expiration.

17.5    For the avoidance of doubt, the Parties acknowledge and agree that, in the event of an early termination of this Agreement:

17.5.1
by Client under Section 17.3, then, other than Client’s payment obligations under Section 17.4(b)(i) and (b)(ii) above (including, for the avoidance of doubt, payments for works-in-process), Client shall have no further payment obligations to JMPS (including, but not limited to, the Kilo Lab Cancellation Fee); or

17.5.2
by Client under Section 17.2(ii) or 17.2(iii), then in addition to Client’s payment obligations under Section 17.4 (including, but not limited to, payments for works-in-process and the Kilo Lab Cancellation Fee), Client shall remain liable for payment of [***]% of the price for the lesser of (x) [***] worth of the minimum annual purchase requirements under this Agreement and (z) the remainder of the otherwise then-current Term of this Agreement; or

17.5.3
by Client without cause or for any reason other than those set forth in Sections 17.5.1 and 17.5.2 above, or by JMPS under Section 17.3(i) or 17.3(ii), then in addition to Client’s payment obligations under Section 17.4 (including, but not limited to, payments for works-in-process and the Kilo Lab Cancellation Fee), Client shall remain liable for payment of [***]% of the price for the minimum annual purchase requirements for the remainder of the otherwise then-current Term of this Agreement.

1.    BATCH RECORDS TRANSFER
1.1    To the extent not already delivered to Client as a Deliverable under this Agreement, at any time promptly upon Client’s written notice (at Client’s reasonable cost and expense) and [***] months prior to the expiration or termination of this Agreement, JMPS will transfer to Client, or its designee, a copy of all Batch records and analytical methods that relate to the Manufacture of the Intermediate Material or otherwise relate to the Intermediate Material that have not been previously provided to Client (the “Batch Records Transfer”). The costs and expenses associated with performing the Batch Records Transfer at expiration or termination of this Agreement shall be borne by JMPS, except if this Agreement is terminated by JMPS for Client’s material breach, then such costs shall be borne by the Client.

1.2    The Batch Records Transfer shall occur in an orderly fashion and in a manner such that the value, usefulness and confidentiality of the transferred materials are preserved in all material respects. For clarity, notwithstanding anything to the contrary herein, Client shall exclusively own all right, title and interest in the Batch records and any know-how conceived, reduced to practice, isolated, created or identified in the course of conducting the Batch Records Transfer (and any Intellectual Property Rights covering or claiming such know-how).

1.    MODIFICATIONS TO FACILITY
1.1    In the event that the Parties mutually agree that certain modifications to the Facility are necessary solely for the Manufacture of the Intermediate Material, Client shall make a nonrefundable payment to JMPS in a mutually agreed amount, such amount to be the good faith estimated cost of the modifications (“Modification Deposit”).

1.2    Prior to receipt of the Modification Deposit, JMPS will initiate an engineering scope for manufacturing plant modifications and will initiate construction within a commercially reasonable timeframe based on such scope.

1.3    The modified plant is and shall at all times remain the exclusive property of JMPS and JMPS shall retain all right, title and interest therein. Nothing in this Agreement or any other document or understandings between the Parties will be construed as granting or conferring any rights, whether by license or otherwise, expressly, impliedly or otherwise to Client or any other party to the modified plant or any other portion of the Facility.

1.4    In consideration of the payment of the Modification Deposit, JMPS will provide Client with a credit of up to the total amount of such Modification Deposit against future amounts payable to JMPS for Intermediate Material Manufactured utilizing the modified plant. Any such credit, including the applicable rate and terms thereof, shall be mutually agreed upon by the Parties in writing based on the specific details and extent of investment need for the modifications.

2.    GENERAL PROVISIONS
2.1    This Agreement sets forth the entire agreement between the Parties and supersedes all previous agreements, written or oral with respect to the subject matter hereof. This Agreement may be amended only by an instrument in writing duly executed on behalf of the Parties. In case of inconsistencies between this Agreement and any Schedule hereof, the terms of this Agreement shall prevail unless agreed to explicitly that the Schedule should prevail. Except as otherwise set forth in this Agreement, any terms and conditions contained in or attached to any purchase order, acknowledgment or invoice issued by either party in connection with this Agreement are hereby rejected and shall be void and of no effect.

2.2    Any amendment to or waiver of this Agreement shall not be binding on the Parties unless set out in writing, expressed to amend or waive this Agreement, and signed by JMPS and Client.

2.3    If any provision of this Agreement is, or becomes, invalid, this shall have no effect on the validity of the remaining provisions. Further, the Parties shall, if possible, replace the invalid provisions with a new, valid provision that fulfils as closely as possible the original intent of the invalid provision.

2.4    The relationship between the Parties hereunder is that of independent contractors and nothing in this Agreement shall be deemed to constitute a partnership between JMPS and Client, nor constitute JMPS the agent of Client for any purpose, nor constitute Client the agent of JMPS for any purpose. Neither Party will have the right or authority to obligate or bind the other Party by contract or otherwise.

2.5    No waiver of any rights under this Agreement shall be effective unless in writing signed by the Party to be charged. Any delay by JMPS or the Client in enforcing any of its rights under this Agreement shall not constitute a waiver of such right. A waiver by one of the Parties of any of the provisions of this Agreement or of any breach of or default by the other Party in performing any of those provisions shall not constitute a continuing waiver and that waiver shall not prevent the waiving Party from subsequently enforcing any of the provisions of this Agreement not waived or from acting on any subsequent breach of or default of that same provision by the other Party.

2.6    Any notice or other communication given under or in connection with this Agreement shall be in English. All other documents provided under or in connection with this Agreement shall be in English.

2.7    All notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, facsimile or other electronic transmission and confirmed in writing, or mailed first class, postage prepaid, by registered or certified mail, return receipt requested (mailed notices and notices sent by telex, cable or email shall be deemed to have been given on the date received). Notice of termination to either Party must in all cases be given by certified letter.

If to JMPS, as follows:

Johnson Matthey Pharma Services
25 Patton Road
Devens, MA 08066
Attention: Vice President, Innovator Products and Solutions

With a copy to:

Johnson Matthey Inc.
435 Devon Park Drive Suite 600
Wayne, PA 19087
Attention: Sector General Counsel, Health

If to Client as follows:

Immunomedics, Inc.
300 The American Road
Morris Plains, NJ 07950
Attention: Chief Executive Officer

With a copy to:

DLA Piper LLP (US)
51 John F. Kennedy Parkway, Suite 120
Short Hills, New Jersey 07078-2704
Attention: Andrew P. Gilbert

2.8    This Agreement, including all orders placed hereunder, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any conflict of laws provisions.

2.9    This Agreement has been prepared jointly and will not be strictly construed against either Party. The Article and Section headings are included solely for convenience of reference and will not control or affect the meaning or interpretation of any of the provisions of this Agreement.

2.10    The Parties may execute this Agreement in any number of counterparts (including electronic counterparts), each of which will be deemed an original and all of which together will constitute one and the same instrument.

[Signature Page Follows]

In Witness Whereof the authorised representatives of the Parties have caused this to be executed by the Parties on the date first written above.

Johnson Matthey Pharmaceutical            Immunomedics, Inc.
Materials, Inc.

By: /s/ Nicholas I. Shackley                By: /s/ Michael Pehl
Name:    Nicholas I. Shackley                Name: Michael Pehl
Title: Vice President                    Title:President & Chief Executive Officer
Date: 12/19/18                    Date: 12/18/2018

List of Schedules:
Schedule 1:    Intermediate Material and Specifications
Schedule 2:    Raw Materials
Schedule 3:    Designated Contacts
Schedule 4:     Price Schedule
Schedule 5:     Territories
Schedule 6:     Forecast
Schedule 7:     Loss of Kilo Lab Time and Capacity
Schedule 8:     Manufacturing Process

Schedule 1

List of Intermediate Material:

[***]

Specifications for Intermediate Material:

Storage Condition: [***]

TEST	SPECIFICATIONS
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

Schedule 2

Raw Materials

[***]

Schedule 3

Designated Contacts

COMMERCIAL CONTACTS
Client: Joanna Ward, VP External Manufacturing
JMPS: Bob Covington, Assistant Director, Business Development

LOGISTICAL CONTACTS
Client: Cristen Taft-Bourgo, CMO manager
JMPS: Neeta Kulkarni, Project Manager

ADDRESSES

Client: Immunomedics, Inc.

300 The American Road
Morris Plains, NJ 07950

JMPS:

25 Patton Road
Devens, MA 08066

Schedule 4

Price Schedule

[***] Kilo Lab Scale Manufacture Price Schedule

Product	Price Per Batch
[***]	[***]

[***]

The above pricing is based on the following assumptions. In the event a material difference between these assumptions and the actual performance (yield, cycle times or costs), then the pricing may be modified as outlined in this Agreement.

1)Each Batch of Intermediate Material ([***]) will require no more than [***]
2)Each Batch of Intermediate Material ([***]) will require no more than [***]
3)Each Batch of Intermediate Material ([***]) will require no more than [***]
4)The cost of the [***] shall not exceed $[***].
5)The cost of all materials, internal shipping, and consumables (excluding [***]) is no more than $[***] for each Batch of Intermediate Material ([***]). Does not include duties paid for importing [***] and [***] into the US.

The above price shall be subject to adjustment following the successful completion of the following:

(i)Kilo lab validation batches
(ii)[***] kilo lab post validation batches

Each written binding purchase order for Intermediate Material will include at a minimum the following information:
•the required amount of total Intermediate Material to be purchased (in [***])
•the number of planned batches
•the requested date of delivery of each manufactured batch; and
a price ($/Batch), from the price schedule above.

Schedule 5

Territories

1.	United States and its territories

Schedule 6

Forecast

[***]

Schedule 7

Loss of Kilo Lab Time and Capacity

Upon the execution of an Executed Proposal for a specific production campaign, JMPS will schedule the necessary kilo lab resources and capacity for the purpose of conducting the production campaign on the time scheduled set forth in such Executed Proposal.

JMPS will allocate a specific time period in its kilo lab for Client Intermediate Material production, including reservation of specific equipment. The Parties acknowledge that, in most instances, such time period will be immediately preceded by, and immediately followed by, allocated production time for projects to be performed for other clients of JMPS.

Client hereby acknowledges that should Client delay its project or cancel its project, or terminate this Agreement for any reason (other than JMPS’s insolvency or breach of this Agreement), after an Executed Proposal has been executed, JMPS may lose capacity days, in which its kilo lab may sit idle. JMPS hereby agrees that it shall use commercially reasonable efforts to fill any such idle time and capacity with work from a third party in the event of a delay or cancellation by the Client. Client acknowledges that the actual damages, including cost of idle capacity, likely to result from a delay or early termination are difficult to estimate on the date of this Agreement and would be difficult for JMPS to prove. The Parties intend that Client’s payment of the Kilo Lab Cancellation Fee (defined below), as the case may be, would serve to compensate JMPS for any such idle period actually incurred by JMPS, and they do not intend for it to serve as punishment or penalty upon Client.

Client shall have the right to terminate or delay the delivery date for an Executed Proposal or terminate this Agreement in accordance with its terms. Client and JMPS agree that should such termination of this Agreement (other than for JMPS’s insolvency or breach of this Agreement) or a project delay or termination actually cause kilo lab capacity committed to Client to be idle, Client shall pay JMPS the greater of (i) [***]% of the remaining fees and expenses to be paid for work to be performed under the Executed Proposal or (ii) [***] worth of revenue to JMPS expected under the terminated Executed Proposal under this Agreement (“Kilo Lab Cancellation Fee”); plus compensation for all non-recoverable and non-cancellable direct expenses related to the Executed Proposal that have been ordered in advance of commencement of work, including any relevant shipping and disposal costs.

Schedule 8

Manufacturing Process

The Manufacturing Process is defined by the Process Description and Synthetic Scheme (as outlined in the attached excerpt from revision 3 of the Process Validation Master Plan) as well as the effective Master Batch Records ([***]) included by reference.

[***]

[Four pages omitted in their entirety]